UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 27, 2015

LGI HOMES, INC. (Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
(281) 362-8998
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On May 27, 2015, LGI Homes, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with several financial institutions (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”). Capitalized terms not defined in this Current Report on Form 8-K (this “Current Report”) have the meanings given to such terms in the Credit Agreement.

The Credit Agreement provides for a $225.0 million revolving credit facility, which can be increased by request of the Company up to $300.0 million, subject to the terms and conditions of the Credit Agreement. The revolving credit facility matures on May 26, 2018. Prior to each annual anniversary of the closing of the revolving credit facility, the Company may request a one year extension of the maturity date. The initial interest rate under the Credit Agreement is LIBOR (one month) plus 3.50%.

The revolving credit facility is guaranteed by each of the Company’s subsidiaries having gross assets equal to or greater than $500,000. Prior to the occurrence of a Trigger Event under the Credit Agreement, the revolving credit facility will be unsecured except that the facility will be secured by a first priority lien in Land Held for Development, Lots Under Development and/or Finished Lots with an aggregate Land Value of at least $35 million. A Trigger Event occurs if at the end of any fiscal quarter, (i) the ratio of EBITDA to Interest Expense of the Company and its subsidiaries for the prior four fiscal quarters is less than 4.00 to 1.00 and/or (ii) the Leverage Ratio (defined as the ratio of Total Liabilities to Total Capitalization) is greater than or equal to 65.0%. Upon the occurrence of a Trigger Event, the Company will be required to grant the Administrative Agent a first priority lien in substantially all real property, including completed homes and homes under construction, of the Company and its subsidiaries.

The Credit Agreement requires the Company to maintain (i) Tangible Net Worth of not less than the sum of approximately $160.5 million plus 75% of the Net Proceeds of any Equity Issuances plus 50% of net income earned in any fiscal quarter after the date of the Credit Agreement, (ii) a Leverage Ratio of not greater than 67.5%, (iii) Liquidity of at least $40.0 million, and (iv) a ratio of EBITDA to Interest Expense for the most recent four quarters of at least 2.50 to 1.00.

The Credit Agreement also prohibits (i) the Company and its subsidiaries from making any Investments, other than as permitted under the Credit Agreement, (ii) the Company from having its Land Value exceed, at any time, through December 21, 2016, 160% of Tangible Net Worth, or after December 31, 2016, 150% of Tangible Net Worth and (iii) the number of Speculative Housing Units and Model Housing Units, at the end of any fiscal quarter, from exceeding the number of Housing Units sold during the period of six months ending on the last day of such fiscal quarter, on an annualized basis, multiplied by 45%.

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit the Company’s’ ability to (i) create, issue, incur or assume indebtedness, (ii) conduct intercompany transfers and (iii) merge, consolidate or acquire all or substantially all of the assets of any person other than subsidiaries of the Company. In addition, the Credit Agreement contains events of default, subject to cure periods in certain circumstances, including, among others, (a) failure to pay principal, interest and other amounts due, (b) failure to perform any financial, negative or certain specified affirmative covenants, (c) inaccuracy in any material respect of any statement, representation or warranty by the Company or any subsidiary in any loan document, (d) cross-acceleration of Indebtedness of $1 million or more, (e) certain changes of control or changes in management of the Company, (f) certain bankruptcy or other insolvency events, (g) certain events or circumstances that could reasonably be expected to have a material adverse effect and (h) unpaid or unstayed judgment or attachment of $500,000 or more.

If any default occurs under the Credit Agreement, the Company may be unable to borrow funds under the Credit Agreement. In addition, upon the occurrence of any event of default, the Lenders may, at their sole option, declare all sums owing to the Lenders under the Credit Agreement immediately due and payable.

The description set forth above is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, the Company and certain of its subsidiaries terminated that certain credit agreement, dated as of April 28, 2014, by and among the Company and certain of its subsidiaries, the lenders from time to time party thereto and Texas Capital Bank, National Association, as administrative agent and letter of credit issuer.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1
Credit Agreement, dated as of May 27, 2015, by and among LGI Homes, Inc., each of the financial institutions initially a signatory thereto, and Wells Fargo Bank, National Association, as administrative agent, with Wells Fargo Securities, LLC, as sole Lead Arranger and sole Bookrunner, and Deutsche Bank Securities Inc. and Fifth Third Bank, as Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2015

LGI HOMES, INC.

By: /s/ Eric T. Lipar
    Name: Eric T. Lipar
    Title: Chief Executive Officer and Chairman of the Board

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1
Credit Agreement, dated as of May 27, 2015, by and among LGI Homes, Inc., each of the financial institutions initially a signatory thereto, and Wells Fargo Bank, National Association, as administrative agent, with Wells Fargo Securities, LLC, as sole Lead Arranger and sole Bookrunner, and Deutsche Bank Securities Inc. and Fifth Third Bank, as Documentation Agents.